UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: April 18, 2011

(Date of earliest event reported)

SciClone Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19825	94-3116852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

950 Tower Lane, Suite 900, Foster City, CA	94404
(Address of principal executive offices)	(Zip Code)

(650) 358-3456

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 18, 2011 SciClone Pharmaceuticals, Inc. (“SciClone” or the” Company”) acquired NovaMed Pharmaceuticals, Inc. (“NovaMed”) pursuant to the terms of a Share Purchase Agreement (the “Agreement”) dated April 18, 2011 between SciClone, NovaMed, the shareholders of NovaMed and SciClone Pharmaceuticals Hong Kong Limited, a wholly-owned subsidiary of SciClone. Under the terms of the Agreement, the purchase price is comprised of up-front payments of approximately $24.7 million in cash and 8,298,110 shares of SciClone common stock valued at approximately $37.1 million (based upon the closing price of $4.47 on the NASDAQ stock market on April 18, 2011) and a contingent right to receive additional cash consideration of up to $43.0 million (the “earn out”), based upon achievement of revenue and earnings targets for the 2011 and 2012 fiscal years.

Under the Agreement the earn-out is based upon certain financial performance metrics, including a revenue-based formula and an adjusted EBITDA (earnings before interest, depreciation and taxes) based formula. The earn-out is intended to provide additional consideration to the NovaMed shareholders primarily based upon the financial performance of the Company’s business in China. Therefore the earn-out targets will not be based on any line item in SciClone’s consolidated financial results.

The earn-out provisions provide that: (i) if cumulative revenue in China for legacy NovaMed products for the two fiscal years ending December 31, 2012 exceed $94.2 million, a cash payment ranging from $9.2 million to $11.5 million will be paid, with the full amount payable if such revenue is $117.8 million or more; and (ii) if adjusted EBITDA for the two year period ending December 31, 2012 exceeds $91.8 million, a cash payment from $17.2 million to $21.5 million will be paid with the full amount payable if such adjusted EBITDA is $137.8 million or more.

Adjusted EBITDA is defined in the Agreement to exclude certain expenses which are not generally related to operating results in China, including SciClone’s U.S. research and development expense, certain share-based compensation, license fees paid by SciClone for new products, certain legal and advisory fees related to the Agreement or to change-in-control transactions, and certain fees and expenses, including legal fees and governmental fines or settlements paid with respect to the pending formal, non-public investigation being conducted by the U.S. Securities and Exchange Commission (“SEC”).

The earn-out provisions are subject to a number of adjustments and acceleration provisions. The total earn-out payments described above may be increased by $10.0 million (a total maximum contingent cash consideration of $43.0 million) or reduced by $10.0 million, depending upon whether the Company is able to achieve targets relating to product distribution agreements. The earn-out payments are due 20 business days after completion of the Company’s audit for the fiscal year ending December 31, 2012. However, the earn-out payments may be accelerated in certain conditions. If there is a change-in-control of the Company (as defined in the Agreement) on or before April 18, 2012, then the earn-out payment would be deemed to be $23.0 million and would become due. If there is a change-in-control of the Company on or after April 18, 2012 and before December 31, 2012, then the earn-out payment would become due and the payment would range between $11.5 million and $23.0 million depending upon achievement against the adjusted EBITDA and revenue targets through the date of the change-in-control.

In addition, if either (i) Mark Lotter is terminated without cause (as defined in the Agreement) prior to December 31, 2012, or (ii) if the Company fails to meet certain obligations to appoint and retain Mark Lotter and Peter Barrett (or their replacements) on the Company’s Board through December 31, 2012, the earn-out payment would be deemed to be $23.0 million and would be due 20 business days after completion of the Company’s audit for the fiscal year ending December 31, 2012. See Item 5.02, which is incorporated into this item by reference, regarding the appointment of Mr. Lotter as an officer, and the election of Mr. Lotter and Mr. Barrett (or their replacements) as directors of SciClone.

If the earn-out obligations are accelerated, the payment of the specified earn-out amount satisfies all of the Company’s obligations under the earn-out and no further payment is due. The earn-out and acceleration provisions are subject to various limitations and conditions specified in the Agreement.

The Agreement contains customary representations and warranties of NovaMed and SciClone. At the closing of the acquisition, 15% of the cash consideration and 15% of the shares of SciClone common stock issued in the transaction were placed in an escrow account to be held until October 18, 2012 to secure the indemnification rights of SciClone and other indemnitees with respect to certain matters, including breaches of representations, warranties of Novamed included in the Agreement. Up to 50% of the escrow may be released on the first anniversary of the closing. Subject to certain exceptions, SciClone’s recovery of damages for indemnification claims under the Agreement is limited to the amount then held in the escrow account, and if the escrow account has been exhausted, the right to set off such damages against up to 33% of the earn-out payments.

The shares of SciClone common stock issued as part of the Agreement are subject to a six-month lock-up from the date of acquisition, or October 18, 2011. After the lock-up expires, no more than 25% of such shares may be sold in any three-month period up to October 18, 2012. SciClone has agreed to file a resale registration statement with the SEC with respect to sales of such shares.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The acquisition of NovaMed closed pursuant to the terms of the Agreement on April 18, 2011. The information set forth in Item 1.01 related to the terms of the Agreement is hereby incorporated by reference under this Item 2.01.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 related to the issuance of SciClone common stock is hereby incorporated by reference under this Item 3.02. The shares of SciClone common stock were issued to the shareholders of NovaMed who are not U.S. persons in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended, and were issued to U.S. persons relying on Rule 506 of Regulation D and/or Rule 4(2) of the Securities Act of 1933, as amended.

Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) Mark Lotter was appointed as the Chief Executive Officer of SciClone’s China operations effective April 18, 2011. He was appointed pursuant to the terms of the Agreement. Mr. Lotter is 47 years old. Prior to joining SciClone, Mr. Lotter was the CEO of NovaMed.

(d) Mark Lotter and Peter Barrett, were elected to the SciClone Board of Directors effective April 18, 2011, and on that date the Board membership was expanded to ten (10) directors. Mr. Lotter and Mr. Barrett were appointed to the Board pursuant to the terms of the Agreement, which provides that two nominees of Novamed’s shareholders will be appointed to SciClone’s Board of Directors. SciClone has certain obligations to cause their initial election and to maintain their (or their replacements) membership on SciClone’s Board through the date of determination of the amount of the earn-out payment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

99.1	Press Release issued April 19, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 19, 2011	SCICLONE PHARMACEUTICALS, INC.

	By:	/S/ GARY S. TITUS
Gary S. Titus
Chief Financial Officer and Senior Vice President, Finance

Exhibit Index

Exhibit No.	Description

99.1	Press release dated April 19, 2011.